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                                                                     Exhibit 5.1

                         [Kirkland & Ellis Letterhead]


                                       August 13, 1997

Therma-Wave, Inc.
1250 Reliance Way
Fremont, California  94539

          Re:  Registration of Securities on Form S-4
               Under the Securities Act of 1933
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Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Therma-Wave, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to $115,000,000 in aggregate principal amount of its 10% Series B Senior Notes due 2004 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 24, 1997 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of May 15, 1997, among the Company, IBJ Schroder Bank & Trust Company, as Trustee, in exchange for and in replacement of the Company's outstanding 10% Senior Notes due 2004 (the "Notes"), of which $115,000,000 in aggregate principal amount is outstanding.

     We have reviewed the resolutions adopted by the Board of Directors of the Company on May 16, 1997 (the "Authorizing Resolutions"). Such resolutions, among other things, authorize and approve (i) the execution and delivery of the Indenture; (ii) the filing by the Company of the Registration Statement relating to the offer by the Company to exchange up to $115,000,000 in aggregate principal amount of the Notes in exchange for the Exchange Notes, the issuance of which will be registered under the Securities Act; (iii) the terms of the Exchange Notes; and (iv) the issuance of the Exchange Notes. We have also reviewed such other records and documents as we have deemed necessary in order to enable us to express the opinions stated herein.

     On the basis of the foregoing and subject to the limitations and assumptions identified in this letter, we are of the opinion that:

1. The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

2. The Indenture constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.
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3.   The Exchange Notes will be legally issued and will be binding obligations of the Company, enforceable in accordance with their terms assuming that:
     (a) the terms of such Exchange Notes and their issuance have been duly established in accordance with the Authorizing Resolutions and Article Two of the Indenture; (b) such Exchange Notes have been duly executed, authenticated, issued and delivered; and (c) the Company has received the prescribed consideration for the issuance of such Exchange Notes, all in accordance with the terms and conditions of the Indenture and the Authorizing Resolutions and in the manner contemplated by the Registration Statement.

          The opinions expressed herein regarding enforceability of the Indenture and the Exchange Notes are subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principals of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitation.

          All of our opinions assume that the Registration Statement will become effective under the Securities Act before any Exchange Notes covered by the Registration Statement are issued. We have also made other assumptions which we believe to be appropriate for purposes of this letter.

          Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Delaware General Corporation Law, or the federal law of the United States, and represents our opinion of how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. This letter does not cover any law which in our experience would generally not be considered by lawyers in the State of New York for purposes of the opinions contained in this letter. Without limiting by implication the generality of the preceding sentence, this opinion does not cover the securities laws of the State of New York or any other jurisdiction. Each reference in this letter to general principles of equity includes but is not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

          We hereby consent to the inclusion of this letter as an exhibit to the Registration Statement and to the reference in each Prospectus included as part of the Registration Statement to our having issued the opinions expressed herein.


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                                       Very truly yours,

                                       /s/ Kirkland & Ellis

                                       KIRKLAND & ELLIS